DIME COMMUNITY BANCSHARES REPORTS EARNINGS
Quarterly EPS of $0.34;  Net Interest Margin of 3.63%;  Loan Pipeline Grows 23%

Brooklyn, NY – July 26, 2012 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company" or “Dime”), the parent company of The Dime Savings Bank of Williamsburgh (the “Bank”), today reported financial results for the quarter ended June 30, 2012.

Consolidated net income for the quarter ended June 30, 2012 was $11.5 million, or 34 cents per diluted share, compared to $10.2 million, or 30 cents per diluted share, for the quarter ended March 31, 2012, and $12.3 million, or 36 cents per diluted share, for the quarter ended June 30, 2011.

In reconciling the $0.04 increase in diluted earnings per share ("EPS") between the June 2012 and March 2012 quarters, the two main contributing items were prepayment expense on wholesale borrowings and prepayment fee income on loans.  Last quarter, EPS would have been $0.05 higher but for the cost of prepaying $95.0 million of Federal Home Loan Bank of New York ("FHLBNY") advances; no advances were prepaid during the June 2012 quarter.  This gain was offset by comparatively lower prepayment fee income of $0.02, approximately $0.07 cents earned in the March 2012 quarter versus $0.05 cents earned in the June 2012 quarter.

Vincent F. Palagiano, Chairman and Chief Executive Officer of Dime, commented, "The annualized prepayment speed remains historically high, climbing to 32.5% in the most recent quarter, up from 24% in the March 2012 quarter.  Unlike the March 2012 quarter, we did not apply loan prepayment fee income to prepay borrowings in the June 2012 quarter.  Instead, we allowed over $100 million of higher cost borrowings to mature without being replaced.  We also continued to reduce our non-performing loans, ending the June 2012 quarter with non-performing loans representing only 40 basis points of total loans.  The allowance level continues to exceed 100% of total non-performing loans, and our capital levels and ratios continue to grow.  We will continue to closely monitor both marketplace conditions and strategic opportunities in an effort to ultimately deploy our capital prudently, and to effectively leverage our core business."

Mr. Palagiano continued, "At the beginning of 2012, management determined that if the low interest rate environment were to continue through mid-2012, as it has, then we would likely begin to grow the balance sheet once again, although in measured fashion.  In fact, monetary policy appears as if it will be unchanged for the foreseeable future, which we expect will provide some stability to funding costs.  Hence, as can be seen in the growth of the loan pipeline, the Company is increasing its lending activities as a forerunner to measured balance sheet growth."

OPERATING RESULTS FOR THE QUARTER ENDED JUNE 30, 2012

Net Interest Margin
Net interest margin (“NIM”) increased 16 basis points from 3.47% to 3.63% linked quarter, due to a decline of 45 basis points in the average cost of funding, that was partially offset by a decline of 28 basis points in the average yield on interest earning assets.  Within the overall cost of funds, the average cost of interest bearing deposits declined by 6 basis points, and the cost of borrowed funds was reduced by 95 basis points.  The average yield on portfolio real estate loans decreased by 30 basis points linked quarter, to 5.57%, due to: 1) a $1.1 million reduction in prepayment fee income (which equated to approximately 12 basis points in additional yield on real estate loans in the March 2012 quarter), 2) the impact of portfolio refinance and amortization activities, and 3) increased marketplace competition, which has produced tighter spreads on multifamily loans even as U.S. Treasury yields hover at historically low levels.  The average yield on earning assets benefited 2 basis points in the June 2012 quarter from a $210,000 recovery of credit-related other-than-temporary impairment charges on the Company's investment in pooled bank trust preferred securities.

NIM, excluding the effects of both loan prepayment fees and borrowing prepayment costs, declined from 3.33% during the March 2012 quarter to 3.26% during the June 2012 quarter, reflecting a decline of 17 basis points in the average yield on interest earning assets that was partially offset by a decline of 7 basis points in the average cost of interest bearing liabilities.  The average balances of real estate loans and wholesale borrowings declined $48.6 million and $134.7 million, respectively, during the June 2012 quarter, contributing to the declines in interest income and interest expense that were experienced on a linked quarter basis.

Throughout much of the June 2012 quarter, the Company remained measured in its approach to growing its loan portfolio in light of 1) aggressive competition in the New York City multifamily loan market, and 2) a continued low interest rate environment.  Loan amortization (including satisfactions) ran considerably ahead of its forecasted level during the quarter ended June 30, 2012, providing additional liquidity to the Company, which was utilized mainly to reduce borrowings.  The Company also received approximately $71 million in aggregate proceeds from calls and/or principal repayments of investment and mortgage backed securities during the June 2012 quarter, and utilized approximately $40 million of these proceeds to purchase short-term callable agency-issued securities during the quarter.

As a result of the activity discussed in the previous paragraph, the Company ended the June 2012 quarter with approximately $90 million in cash balances, compared to $125 million at March 31, 2012 and $43 million at December 31, 2011.  Absent a slowdown in the current level of loan amortization or additional restructuring of borrowings, cash balances are likely to remain high during the final six months of 2012.

Net Interest Income
Net interest income was $34.5 million in the quarter ended June 30, 2012, up $1.1 million from the March 2012 quarter and down $1.7 million from the $36.2 million reported in the June 2011 quarter. Prepayment fee income totaled $3.5 million during the June 2012 quarter, compared to $4.4 million recognized in the March 2012 quarter (and $3.2 million during the June 2011 quarter), even though amortization rates were higher in the June 2012 quarter than the March 2012 quarter.  This anomaly was due to the fact that there was a single large payoff in the March 2012 quarter on a loan underlying a cooperative building, which carried a very high yield maintenance fee due on payoff.  During the March 2012 quarter, the Company utilized $3.2 million of the prepayment fee income to offset the cost incurred to prepay certain borrowings.  The Company did not utilize loan prepayment fee income to prepay borrowings during either the June 2012 or June 2011 quarters.  Absent the impact of both loan prepayment fee income and borrowing prepayment costs, net interest income was $31.0 million during the June 30, 2012 quarter, down $1.0 million from the March 2012 quarter and down $1.9 million from the June 30, 2011 quarter.  Adjusted for the effects of prepayment fee income on loans and borrowing prepayment costs, the decline in net interest income from the June 2011 quarter resulted primarily from a decline of 10 basis points in the average spread between the yield earned on the Company's interest earning assets and the cost of the Company's interest bearing liabilities, reflecting the ongoing low interest rate environment.

Interest Rate Risk Management Activities
After electing to prepay $95 million of borrowings during the March 2012 quarter, the Company chose not to replace an additional $107.3 million of borrowings that contractually matured during the June 2012 quarter.  The Company will likely replace a portion of these borrowings in the future (as needs arise), with strategic emphasis focused on maintaining an appropriate maturity profile from an interest rate risk management perspective.

At June 30, 2012, the Company had $335.0 million of "putable borrowings" (i.e., borrowings that are callable by the issuer) outstanding, with a weighted average maturity of 4.3 years.  Since the weighted average cost of these borrowings of 4.2% is significantly above current market rates, they are not anticipated to be put back to the Bank in the near term.

Provision/Allowance For Loan Losses
At June 30, 2012, the allowance for loan losses as a percentage of total loans stood at 0.60%, up slightly from 0.57% at the close of the prior quarter.  During the quarter ended June 30, 2012, the Company recognized $1.6 million of net charge-offs.  Non-performing loans held in portfolio declined from $14.8 million at March 31, 2012 to $13.3 million at June 30, 2012, and loans delinquent between 30 and 89 days totaled $7.5 million as of June 30, 2012, compared to $5.7 million as of March 31, 2012.   Due to both continued charge-off activity and a higher expected loss allocation being applied to a portion of the Company's pass graded loans, the Company determined that it needed to record a provision of $2.3 million to the allowance for loan losses during the June 2012 quarter.  Since the provision exceeded the net charge-off activity, the allowance for loan losses increased $775,000 during the quarter ended June 30, 2012.

Non-Interest Income
Non-interest income was $3.0 million for the quarter ended June 30, 2012, an increase of $1.2 million from the previous quarter, primarily reflecting both a reduction of $181,000 in other-than-temporary impairment charges on the Company's investment in pooled bank trust preferred securities (a negative component of non-interest income), and an increase of $974,000 in mortgage banking income.  The increase in mortgage banking income resulted primarily from a reduction of $967,000 to the liability for the first loss position on loans sold to Fannie Mae with recourse, which, based on the size of the recovery, should be considered a non-recurring adjustment, even though the Fannie Mae recourse liability is subject to review quarterly.

Non-Interest Expense
Non-interest expense was $15.7 million in the quarter ended June 30, 2012, down $732,000 from the prior quarter, reflecting a reduction in compensation and benefits, FDIC deposit insurance premiums and marketing expenses.  These lower expenditures were unanticipated, and, in several instances, have contributed to a reduction in our forecasted quarterly operating expenses from the $16.6 million level provided in our previous release to approximately $16.0 million for the remainder of 2012.

Non-interest expense was 1.59% of average assets during the most recent quarter, resulting in an efficiency ratio of 41.8%.  This remains among the lowest efficiency ratios in the industry, and a longstanding hallmark of Dime.

Income Tax Expense
The effective tax rate approximated the 41% level forecasted in the Company's previous earnings release.

BALANCE SHEET
Total assets were $3.88 billion at June 30, 2012, down $138.9 million from March 31, 2012.  Real estate loans and cash and due from banks declined by $68.1 million and $35.2 million, respectively, during the quarter ended June 30, 2012.  The decline in real estate loans reflected the historically high levels of prepayment and refinance activity experienced during the June 2012 quarter.  The reduction in cash balances reflected both the funding of deposit outflows of $31.4 million during the June 2012 quarter, and the reduction of FHLBNY advances by $107.3 million during the June 2012 quarter, mitigating some of the pressure on NIM from the negative cost of carry of cash balances.  While cash balances declined from March 31, 2012 to June 30, 2012, they continued to run above historical averages during the June 2012 quarter.

Real Estate Loans
As stated above, real estate loans declined $68.1 million during the most recent quarter.  Real estate loan originations were $206.2 million during the June 2012 quarter, at an average rate of 4.01% (of this amount, $102.8 million represented refinances of existing loan portfolio balances).  Loan amortization and satisfactions totaled $275.3 million during the quarter, or 32.5% of the average portfolio balance on an annualized basis.  The average rate on amortized or satisfied loan balances during the most recent quarter was 5.83%.  The loan pipeline stood at $177.8 million at June 30, 2012, with a weighted average rate of 3.75%.  The average yield on the loan portfolio (excluding prepayment fee income) during the quarter ended June 30, 2012 was 5.16%, compared to 5.34% during the March 2012 quarter and 5.63% during the June 2011 quarter.

Credit Summary
Non-performing loans (excluding held for sale loans) were $13.3 million, or 0.40% of total loans, at June 30, 2012, down from $14.8 million, or 0.43% of loans, at March 31, 2012.  The reduction resulted primarily from the disposal of twelve non-performing portfolio loans totaling $4.8 million during the June 2012 quarter.  Loans delinquent between 30 and 89 days and accruing interest were $7.5 million, or approximately 0.22% of total loans, at June 30, 2012, compared to $5.7 million, or 0.17% of loans, at March 31, 2012.

The sum of non-performing assets and accruing loans past due 90 days or more represented 4.2% of tangible capital plus the allowance for loan losses (a statistic otherwise known as the "Texas Ratio") at June 30, 2012 (see table on page 13).  This number compares very favorably to both industry and regional averages.

Within a $291.7 million remaining pool of loans sold to Fannie Mae with recourse exposure, total loans 30 days or more delinquent approximated $2.0 million at June 30, 2012, compared to $1.3 million at March 31, 2012. This pool of loans serviced for Fannie Mae reached a peak of $548.8 million in July 2008. Due to both ongoing amortization and stabilization of problem loans within the portfolio of loans sold to Fannie Mae with recourse, the Company determined that its liability for the first loss position could be reduced by $967,000, and recognized this reduction during the quarter ended June 30, 2012.

Deposits and Borrowed Funds
Deposits declined $31.4 million from March 31, 2012 to June 30, 2012, due to net outflows of $36.8 million in certificates of deposit ("CDs"), that were partially offset by a net increase of $5.4 million in core (non-CD) deposits.  At June 30, 2012, average deposit balances approximated $90.6 million per branch.  Late in the quarter ended June 30, 2012, the Bank commenced a deposit promotional campaign aimed at stabilizing this outflow activity.  Otherwise, the Bank remains selective in the products, rates and terms on which it competes for deposits, focusing on products that encourage long-term customer retention, and discouraging renewals of promotional deposits in cases where customer relationships have not proved durable.

As previously mentioned, during the June 2012 quarter, the Company reduced its FHLBNY advances by $107.3 million.  The Company intends to continue the use of advances, as funding needs arise.

Capital
The Company’s total tangible common equity ratio grew this quarter through a combination of retained earnings, and contraction of the Bank’s balance sheet. Consolidated tangible capital was 8.63% of tangible assets at June 30, 2012, an increase of 50 basis points from March 31, 2012.  The Company also had approximately $70.7 million of trust preferred securities that were issued as debt outstanding at June 30, 2012, which, when added to Tier 1 (tangible) capital, increased its consolidated Tier 1 (tangible) capital ratio to approximately 10.1%.

The Bank’s tangible capital ratio was 9.93% at June 30, 2012, up 65 basis points from 9.28% at March 31, 2012.  The Bank's tier-one risk-based capital ratio was 13.10% at June 30, 2012, up from 11.81% at March 31, 2012, and its total risk-based capital ratio was 13.83% at June 30, 2012, compared to 12.47% at March 31, 2012.

Reported earnings per share exceeded the quarterly cash dividend rate per share by 143% during the most recent quarter, resulting in a 41% payout ratio.  Tangible book value per share increased $0.18 sequentially during the most recent quarter, to $9.33 at June 30, 2012.  This growth was fueled by a return of approximately 14.2% on average tangible equity during the most recent quarter.

OUTLOOK FOR THE QUARTER ENDING SEPTEMBER 30, 2012
Mr. Palagiano’s earlier remarks alluded to the Company's intention of commencing balance sheet growth in 2012.  If current conditions persist, rates on newly originated loans for the remainder of the year will likely approximate the 3.0% to 3.75% range.  Due to the recent acceleration in loan amortization, origination volumes will likely need to increase from those experienced during the first half of 2012 in order for the Company to achieve this goal. Funding for loan originations is currently forecasted to come primarily from loan amortization and satisfactions, as well as from existing liquid balances as of June 30, 2012, and some combination of additional deposits and/or borrowings.  Nearly match-funded 5-year borrowings versus 5-year repricing loans currently generate profitable spreads.  The Company will continue to grow capital through retained earnings, since the dividend payout ratio is below 50%, with an aim towards deploying this capital for growth or as strategic opportunities arise.

Satisfaction and amortization rates (including prepayments and loan refinancing activity), which approximated 32.5% on an annualized basis during the most recent quarter, are expected to approximate 25% - 30% during the September 2012 quarter.

The loan commitment pipeline was approximately $177.8 million at June 30, 2012, with an approximate weighted average rate of 3.75%, and was comprised primarily of multifamily residential loans.

On the liability side, deposit funding costs are expected to remain near current historically low levels through the third quarter of 2012.  The Bank has $274.7 million of CDs maturing at an average cost of 0.97% during the remainder of the year ending December 31, 2012, of which $156.4 million at an average cost of 0.88% are expected to mature during the September 2012 quarter.  Offering rates on 12-month term CDs currently approximate 50 basis points.  The Company additionally has a $10 million borrowing with a cost of 4.39% scheduled to mature during the September 2012 quarter, and no additional borrowings due to mature for the remainder of 2012.  Should this borrowing be replaced, rates for FHLBNY advances currently range from 0.50% for 6 months to 1.15% for 5 years.

Assuming current levels hold for delinquent and troubled loans, management expects loan loss provisioning to remain within the range recorded during the first two quarters of 2012.

Absent any unforeseen items, the quarterly non-interest expense level is expected to approximate $16.0 million throughout the remainder of 2012.

The Company projects that the consolidated effective tax rate will approximate 41.0% throughout 2012.

ABOUT DIME COMMUNITY BANCSHARES
The Company (Nasdaq: DCOM) had $3.88 billion in consolidated assets as of June 30, 2012, and is the parent company of the Bank.  The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-six branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)
	June 30,	March 31,	December 31,
	2012	2012	2011
ASSETS:
Cash and due from banks	$89,584	$124,749	$43,309
Investment securities held to maturity	5,997	6,225	6,511
Investment securities available for sale	104,772	124,750	174,868
Trading securities	3,354	1,886	1,774
Mortgage-backed securities available for sale	94,625	106,314	93,877
Federal funds sold and other short-term investments	-	-	951
Real Estate Loans:
One-to-four family and cooperative apartment	93,726	94,405	100,712
Multifamily and underlying cooperative (1)	2,504,099	2,580,994	2,599,456
Commercial real estate (1)	748,064	738,165	751,586
Construction and land acquisition	570	592	3,199
Unearned discounts and net deferred loan fees	3,128	3,516	3,463
Total real estate loans	3,349,587	3,417,672	3,458,416
Other loans	2,861	2,063	2,449
Allowance for loan losses	(20,243)	(19,468)	(20,254)
Total loans, net	3,332,205	3,400,267	3,440,611
Loans held for sale	343	1,445	3,022
Premises and fixed assets, net	32,918	32,485	32,646
Federal Home Loan Bank of New York capital stock	42,086	47,014	49,489
Other real estate owned, net	-	-	-
Goodwill	55,638	55,638	55,638
Other assets	118,394	118,085	118,484
TOTAL ASSETS	$3,879,916	$4,018,858	$4,021,180
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$149,887	$148,162	$141,079
Interest Bearing Checking	94,217	96,978	99,308
Savings	365,164	361,200	353,708
Money Market	801,418	798,979	772,055
Sub-total	1,410,686	1,405,319	1,366,150
Certificates of deposit	945,012	981,810	977,551
Total Due to Depositors	2,355,698	2,387,129	2,343,701
Escrow and other deposits	105,145	109,974	71,812
Securities sold under agreements to repurchase	155,000	155,000	195,000
Federal Home Loan Bank of New York advances	777,500	884,775	939,775
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	39,594	42,931	39,178
TOTAL LIABILITIES	3,503,617	3,650,489	3,660,146
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 51,652,609 shares,and 51,566,098 shares issued at June 30, 2012, and December 31, 2011, respectively,and 35,345,014 shares and 35,109,045 shares outstandingat June 30, 2012 and December 31, 2011, respectively)	517	516	516
Additional paid-in capital	233,469	232,506	231,521
Retained earnings	370,294	363,559	358,079
Unallocated common stock of Employee Stock Ownership Plan	(3,123)	(3,181)	(3,239)
Unearned common stock of Restricted Stock Awards	(4,065)	(2,599)	(3,037)
Common stock held by the Benefit Maintenance Plan	(8,800)	(8,655)	(8,655)
Treasury stock (16,457,252 shares and 16,457,053 shares at June 30, 2012 and December 31, 2011, respectively)	(202,584)	(204,442)	(204,442)
Accumulated other comprehensive loss, net	(9,409)	(9,335)	(9,709)
TOTAL STOCKHOLDERS' EQUITY	376,299	368,369	361,034
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,879,916	$4,018,858	$4,021,180

(1) While the loans within both of these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above to provide further emphasis of the discrete composition of their underlying real estate collateral.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011
Interest income:
Loans secured by real estate	$47,259	$50,513	$51,857	$97,772	$102,486
Other loans	28	20	24	48	50
Mortgage-backed securities	832	947	1,330	1,779	2,782
Investment securities	505	315	382	820	698
Federal funds sold and					-
other short-term investments	639	674	677	1,313	1,449
Total interest income	49,263	52,469	54,270	101,732	107,465
Interest expense:
Deposits and escrow	5,422	5,726	6,798	11,148	13,583
Borrowed funds	9,343	13,349	11,312	22,692	22,679
Total interest expense	14,765	19,075	18,110	33,840	36,262
Net interest income	34,498	33,394	36,160	67,892	71,203
Provision for loan losses	2,275	1,457	1,662	3,732	3,088
Net interest income after provision for loan losses	32,223	31,937	34,498	64,160	68,115

Non-interest income:
Service charges and other fees	802	795	901	1,596	1,664
Mortgage banking income, net	1,095	121	203	1,216	296
Other than temporary impairment ("OTTI") charge on securities (1)	-	(181)	(574)	(181)	(637)
Gain on sale of other real estate owned and other assets	44	-	14	44	14
Gain (loss) on trading securities	(36)	106	7	70	53
Other	1,083	949	1,183	2,033	2,254
Total non-interest income	2,988	1,790	1,734	4,778	3,644
Non-interest expense:
Compensation and benefits	9,477	9,935	9,016	19,416	18,743
Occupancy and equipment	2,434	2,471	2,403	4,905	5,092
Federal deposit insurance premiums	457	599	347	1,055	1,571
Other	3,308	3,403	3,317	6,708	6,537
Total non-interest expense	15,676	16,408	15,083	32,084	31,943

Income before taxes	19,535	17,319	21,149	36,854	39,816
Income tax expense	8,004	7,072	8,811	15,076	16,398

Net Income	$11,531	$10,247	$12,338	$21,778	$23,418

Earnings per Share:
Basic	$0.34	$0.30	$0.37	$0.64	$0.70
Diluted	$0.34	$0.30	$0.36	$0.64	$0.69

Average common shares outstanding for Diluted EPS	34,229,202	34,141,575	33,865,908	34,180,096	33,793,716

(1) Total OTTI charges on securities are summarized as follows for the periods presented:
Credit component (shown above)	$-	$181	$574	$181	$637
Non-credit component not included in earnings	-	6	-	6	-
Total OTTI charges	$-	$187	$574	$187	$637

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2012	2012	2011	2012	2011

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.34	$0.30	$0.36	$0.64	$0.69
Return on Average Assets	1.17%	1.01%	1.18%	1.09%	1.13%
Return on Average Stockholders' Equity	12.39%	11.22%	14.40%	11.81%	13.86%
Return on Average Tangible Stockholders' Equity	14.17%	12.84%	16.86%	13.51%	16.25%
Net Interest Spread	3.37%	3.20%	3.44%	3.29%	3.41%
Net Interest Margin	3.63%	3.47%	3.66%	3.55%	3.64%
Non-interest Expense to Average Assets	1.59%	1.62%	1.44%	1.60%	1.55%
Efficiency Ratio	41.83%	46.54%	39.21%	44.11%	42.34%
Effective Tax Rate	40.97%	40.83%	41.66%	40.91%	41.18%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 10.65	$ 10.47	$ 9.93	$ 10.65	$ 9.93
Tangible Book Value Per Share	9.33	9.15	8.50	9.33	8.50

Average Balance Data:
Average Assets	$ 3,944,607	$ 4,053,115	$ 4,177,651	$ 3,998,861	$ 4,133,437
Average Interest Earning Assets	3,801,149	3,844,480	3,948,392	3,822,816	3,910,332
Average Stockholders' Equity	372,283	365,362	342,808	368,822	337,877
Average Tangible Stockholders' Equity	325,523	319,212	292,801	322,431	288,232
Average Loans	3,394,100	3,441,696	3,455,282	3,417,899	3,462,667
Average Deposits	2,377,079	2,358,200	2,419,476	2,367,640	2,393,889

Asset Quality Summary:
Net charge-offs	$ 1,560	$ 2,263	$ 1,933	$ 3,815	$ 2,913
Non-performing Loans	13,318	14,808	16,534	13,318	16,534
Non-performing Loans/ Total Loans	0.40%	0.43%	0.48%	0.40%	0.48%
Nonperforming Assets (1)	$ 14,233	$ 17,029	$ 17,163	$ 14,233	17,163
Nonperforming Assets/Total Assets	0.37%	0.42%	0.42%	0.37%	0.42%
Allowance for Loan Loss/Total Loans	0.60%	0.57%	0.57%	0.60%	0.57%
Allowance for Loan Loss/Non-performing Loans	152.00%	131.47%	118.05%	152.00%	118.05%
Loans Delinquent 30 to 89 Days at period end	$ 7,536	$ 5,727	$ 13,583	$ 7,536	$ 13,583

Consolidated Tangible Stockholders' Equity to Tangible Assets at period end	8.63%	8.13%	7.36%	8.63%	7.36%

Regulatory Capital Ratios (Bank Only):
Leverage Capital Ratio	9.93%	9.28%	8.53%	9.93%	8.53%
Tier One Risk Based Capital Ratio	13.10%	11.81%	12.35%	13.10%	12.35%
Total Risk Based Capital Ratio	13.83%	12.47%	13.09%	13.83%	13.09%

(1) Amount comprised of total non-accrual loans (including held for sale loans), other real estate owned and the recorded balance of two pooled bank trust preferred security investments for which the Bank has not received any contractual payments of interest or principal in over 90 days.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	June 30, 2012			March 31, 2012			June 30, 2011
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$3,391,986	$47,259	5.57%	$3,440,621	$50,513	5.87%	$3,454,204	$51,857	6.01%
Other loans	2,114	28	5.30	1,075	20	7.44	1,078	24	8.91
Mortgage-backed securities	97,719	832	3.41	83,704	947	4.53	116,786	1,330	4.56
Investment securities	108,939	505	1.85	160,792	315	0.78	166,723	382	0.92
Other short-term investments	200,391	639	1.28	158,288	674	1.70	209,601	677	1.29
Total interest earning assets	3,801,149	$49,263	5.18%	3,844,480	$52,469	5.46%	3,948,392	$54,270	5.50%
Non-interest earning assets	143,458			208,635			229,259
Total assets	$3,944,607			$4,053,115			$4,177,651

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking accounts	$96,453	$43	0.18%	$89,930	$49	0.22%	$97,656	$90	0.37%
Money Market accounts	797,802	1,046	0.53	782,446	1,126	0.58	749,299	1,265	0.68
Savings accounts	363,941	139	0.15	357,371	163	0.18	340,968	179	0.21
Certificates of deposit	967,503	4,194	1.74	978,097	4,388	1.80	1,089,227	5,264	1.94
Total interest bearing deposits	2,225,699	5,422	0.98	2,207,844	5,726	1.04	2,277,150	6,798	1.20
Borrowed Funds	1,058,271	9,343	3.55	1,192,982	13,349	4.50	1,244,507	11,312	3.65
Total interest-bearing liabilities	3,283,970	$14,765	1.81%	3,400,826	$19,075	2.26%	3,521,657	$18,110	2.06%
Non-interest bearing checking accounts	151,380			150,356			142,326
Other non-interest-bearing liabilities	136,974			136,571			170,860
Total liabilities	3,572,324			3,687,753			3,834,843
Stockholders' equity	372,283			365,362			342,808
Total liabilities and stockholders' equity	$3,944,607			$4,053,115			$4,177,651
Net interest income		$34,498			$33,394			$36,160
Net interest spread			3.37%			3.20%			3.44%
Net interest-earning assets	$517,179			$443,654			$426,735
Net interest margin			3.63%			3.47%			3.66%

Ratio of interest-earning assets to interest-bearing liabilities		115.75%			113.05%			112.12%

Deposits (including non-interest bearing checking accounts)	$2,377,079	$5,422	0.92%	$2,358,200	$5,726	0.98%	$2,419,476	$6,798	1.14%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income		$3,488			$4,549			$3,271
Borrowing prepayment costs		-			$3,191			-
Real estate loans (excluding prepayment and late payment fees)			5.16%			5.34%			5.63%
Interest earning assets (excluding prepayment and late payment fees)			4.82%			4.99%			5.17%
Borrowings (excluding prepayment costs)			3.55%			3.42%			3.65%
Interest bearing liabilities (excluding borrowing prepayment costs)			1.81%			1.88%			2.06%
Net Interest income (excluding loan prepayment and late payment fees and borrowing prepayment costs)		$ 31,010			$ 32,036			$ 32,889
Net Interest margin (excluding loan prepayment and late payment fees and borrowing prepayment costs)			3.26%			3.33%			3.33%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS
(Dollars In thousands)

	At June 30,	At March 31,	At June 30,
Non-Performing Loans	2012	2012	2011
One- to four-family and cooperative apartment	$1,161	$1,206	$67
Multifamily residential and mixed use residential (1)	3,622	4,253	3,352
Mixed Use Commercial (1)	720	840	3,309
Commercial real estate	7,813	8,506	6,931
Construction	-	-	2,865
Other	2	3	10
Total Non-Performing Loans (2)	$13,318	$14,808	$16,534
Other Non-Performing Assets
Other real estate owned	-	-	-
Non-performing one- to four-family loans held for sale	-	1,000
Non-performing multifamily loans held for sale	-	393	-
Non-performing construction loans held for sale	-	-	-
Pooled bank trust preferred securities	915	828	629
Total Non-Performing Assets	$14,233	$17,029	$17,163

Troubled Debt Restructurings ("TDRs") not included in non-performing loans
One- to four-family and cooperative apartment	623	623	416
Multifamily residential and mixed use residential (1)	2,434	2,458	1,679
Mixed use commercial (1)	741	1,140	1,159
Commercial real estate	39,924	39,973	8,907
Construction	-	-	-
Other	-	-	-
Total Performing TDRs	$43,722	$44,194	$12,161

(1) While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above to provide further emphasis of the discrete composition of their underlying real estate collateral.

(2) Total non-performing loans include some loans that have been modified in a manner that would meet the criteria for a TDR.  These non-accruing TDR's, which totaled $7.8 million at June 30, 2012, $7.9 million at March 31, 2012 and $6.0 million at June 30, 2011, respectively, are included in the non-performing loan table, but excluded from the TDR amount shown above.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At June 30,	At March 31,	At June 30,
	2012	2012	2011
Total Non-Performing Assets	$14,233	$17,029	$17,163
Loans 90 days or more past due on accrual status (3)	2,634	5,818	2,420
PROBLEM ASSETS	$16,867	$22,847	$19,583

Tier One Capital - Dime Savings Bank of Williamsburgh	$378,191	$366,593	$342,975
Allowance for loan losses	20,243	19,468	19,518
TANGIBLE CAPITAL PLUS RESERVES	$398,434	$386,061	$362,493

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	4.2%	5.9%	5.4%

(3) These loans are expected to be either satisfied, made current or re-financed within the next twelve months, and are not expected to result in any loss of contractual principal or interest. These loans are not included in non-performing loans.

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279